Exhibit 2.8

FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT

FORWARD PURCHASE AGREEMENT CONFIRMATION AMENDMENT, dated as of November 29, 2022 (this “Amendment”), by and among Vellar Opportunity Fund SPV LLC – Series 9 (“Vellar”), PropTech Investment Corporation II, a Delaware corporation (“PropTech”) and RW National Holdings, LLC, a Delaware limited liability company (the “Target”).

Reference is hereby made to the Forward Purchase Agreement Confirmation, dated as of November 20, 2022 (the “Confirmation”), by and among the Vellar, PropTech and Target. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Term Sheet.

On November 29, 2022, PropTech completed its previously announced business combination transaction with Target and PropTech was renamed “Appreciate Holdings, Inc.”

Amendments of the Confirmation: The parties hereto agree to amend the Confirmation to include the following in the Amendments:

The “Maturity Consideration” section shall be deleted in its entirety and replaced with:

The “Maturity Consideration” means an amount equal to the product of (1) (a) the Maximum Number of Shares less (b) the number of Terminated Shares multiplied by (2) $1.75; and $2.00, solely in the event of a Registration Failure. In the event the Maturity Date is determined by clause (a) or (b) of Valuation Date, on such Maturity Date, Seller shall be entitled to receive the Maturity Consideration in cash or, at the option of Counterparty (other than in the case of a Delisting Event), Shares based on the average daily VWAP Price over 30 scheduled trading days ending on the Maturity Date (such shares to be paid as Maturity Consideration, the “Maturity Shares”); provided that the Maturity Shares used to pay the Maturity Consideration (i) (a) are registered for resale under an effective registration statement pursuant to the Securities Act under which Seller may sell or transfer the Shares or (b) may be transferred by Seller without any restrictions including the requirement for the Counterparty to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2)) or the volume and manner of sale limitations under Rule 144 under the Securities Act and (ii) bear no restrictive legend (collectively, (i) and (ii) above, the “Share Conditions”); provided further that if the Maturity Shares do not satisfy the Share Conditions, Seller shall instead receive such number of Shares equal to the product of (a) three (3) and (b) the Maximum Number of Shares minus the Terminated Shares (the “Penalty Shares”); provided further that if the Penalty Shares satisfy the Share Conditions within 120 days after the Maturity Date, Seller shall return to Counterparty such number of Penalty Shares that are valued in excess of Maturity Consideration based on the 10-day VWAP ending on date that such Shares satisfied the Share Conditions. Notwithstanding any other provision contained herein, on the Maturity Date, Seller is obligated to return the Number of Shares (which shall have been reduced by the Shortfall Shares and the Terminated Shares) to Counterparty. Counterparty, at Sellers’s option, will pay the Maturity Consideration on a net basis such that Seller retains a number of shares due to Counterparty upon the Maturity Date equal to the number of Maturity Shares or Penalty Shares payable to Seller, only to the extent the Number of Shares due to Counterparty upon the Maturity Date are equal to or more than the number of Maturity Shares or Penalty Shares payable to Seller, with any Maturity Consideration remaining due to be paid to Seller in newly issued Shares. For the avoidance of doubt, in addition to the Maturity Consideration, at the Maturity Date, Seller will be entitled to retain the Prepayment Amount.

No Other Amendments. All other terms and conditions of the Confirmation shall remain in full force and effect and the Confirmation shall be read and construed as if the terms of this Amendment were included therein by way of addition or substitution, as the case may be.

Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

Ratification. The terms and provisions set forth in this Amendment modify and supersede all inconsistent terms and provisions set forth in the Confirmation and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Confirmation are ratified and confirmed and continue in full force and effect. All parties hereby agree that the Confirmation, as amended by this Amendment, shall continue to be legal, valid, binding and enforceable in accordance with their terms.

THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

VELLAR OPPORTUNITY FUND SPV LLC – SERIES 9

By:	/s/ Solomon Cohen
	Name:	Solomon Cohen
	Title:	Authorized Representative

APPRECIATE HOLDINGS, INC.

By:	/s/ Chris Laurence
	Name:	Chris Laurence
	Title:	CEO

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